Exhibit (a)(1)(f)

[GRAPHIC APPEARS HERE]

Stock Option Exchange Program Election Form

Name: [employee name]	Global ID Number: [empid]

Stock Options Eligible for Exchange*

Grant Date	Original Grant Price	Options Eligible for Exchange	New Grant If Exchanged

Total

*	Options granted from the Global Share Plan in 2002 and any option with a grant price of less than $33 are not eligible for this offer.

Election

☐  I elect to exchange all of my eligible options for a reduced number of new options to be granted at a later date subject to the terms and conditions described in the EDS Offer to Exchange.

Signature:	☐ I elect to withdraw my previous election to exchange.

Date of previous submission:

Date:	Previous election was sent to:

To complete your election, you must check the box, sign and date in the section above. You must deliver this form to: [HR contact information]

Forms must be received by 7 p.m. U.S. Eastern Time on 23 September 2003. Please allow time for postal delivery; forms received after the expiration date will not be accepted. Forms will not be accepted via facsimile.

Please keep a copy of this form for your records.

For EDS Human Resource Administrator use only:

Accepted by:
Time:

Date: